Exhibit 99.4

NEW YORK, Nov 25—Standard & Poor’s said today that it assigned its ‘BB-’ rating to jeans wear manufacturer Levi Strauss & Co.’s $300 million senior notes due 2012. About $115 million of the proceeds will be used to repay outstanding borrowings under Levi’s secured bank facility. The company intends to use the remaining proceeds (if it is able to obtain waivers from its secured bank lenders) to refinance a portion of its $350 million outstanding on 6.80% notes due in November 2003.

In addition, Standard & Poor’s affirmed its ‘BB-’ corporate credit rating and its ‘BB’ bank loan rating on the company. Levi Strauss, based in San Francisco, Calif., had about $1.96 billion of total debt outstanding as of Aug. 25, 2002. The outlook is stable.

“The ratings reflect Levi Strauss’ leveraged financial profile and its participation in the highly competitive denim and casual pants industry,” said Standard & Poor’s credit analyst Susan Ding. “The ratings also reflect the inherent fashion risk in the apparel industry. Nevertheless, the company’s well-recognized brand names in jeans and other apparel, its new customer-focused strategy, and its moderate operating cash flow generation somewhat mitigate these factors.”

Competition in the pants segments continues to be intense with VF Corp.’s Lee and Wrangler brands, as well as many other designer brands. Most participants experienced weakness in 2001 and 2002 as a result of dampened consumer spending. New competitors, which have more effectively met consumer preferences during the past few years for both designer and private-label jeans wear, have challenged Levi Strauss’ market position. However, Levi Strauss still holds the No. 2 market share in the U.S. for jeans, a position due to its core Levi’s brand. In recent years, the firm has implemented restructuring efforts in which it effectively closed all of its domestic manufacturing facilities, reduced overhead costs, and refocused its marketing organization to be more customer oriented.

Still, Levi Strauss’ sales have declined significantly in recent years, to $4.3 billion in fiscal 2001 from more than $7.0 billion in fiscal 1996. Although the company has made progress in stemming the decline, the weak U.S. and Japanese markets continue to be problematic. New customer-focused strategies, including an emphasis on improved product innovation, better presentation at the retail level, and more effective advertising, are expected to stabilize sales volume.